Exhibit 4.5

FORM 51-102F3
MATERIAL CHANGE REPORT

ITEM 1. NAME AND ADDRESS OF ISSUER

Alexco Resource Corp. (“Alexco” or the "Company")
Suite 1225, 555 Burrard Street
Vancouver, BC V7X 1M9

ITEM 2. DATE OF MATERIAL CHANGE

February 26, 2018

ITEM 3. NEWS RELEASE

Issued February 26, 2018 and distributed through the facilities of Marketwired (the "News Release")

ITEM 4. SUMMARY OF MATERIAL CHANGE

On February 23, 2018 the Company entered into a definitive credit agreement with Sprott Private Resource Lending (Collector), L.P. (“Sprott”) to provide a US$15 million credit facility (the “Credit Facility”).

Pursuant to the Credit Facility, 1,000,000 share purchase warrants were issued to Sprott an exercise price of Cdn$2.25 per share. The Company has the option to extend the availability period of draw down from twelve (12) to eighteen (18) months by issuing to Sprott 171,480 Alexco common shares.

ITEM 5.1 FULL DESCRIPTION OF MATERIAL CHANGE

See the News Release attached as Schedule "A".

ITEM 5.2 DISCLOSURE FOR RESTRUCTURING TRANSACTIONS

Not applicable

ITEM 6. RELIANCE ON SUBSECTION 7.1(2) OF NATIONAL INSTRUMENT 51-102

Not applicable

ITEM 7. OMITTED INFORMATION

There are no significant facts required to be disclosed herein which have been omitted.

ITEM 8. EXECUTIVE OFFICER

Contact: Michael Clark, Chief Financial Officer

Email: mclark@alexcoresource.com

ITEM 9. DATE OF REPORT

March 5, 2018

Schedule "A"
News Release

(see attached)

News Release

Alexco Establishes US$15 Million Credit Facility

February 26, 2018 – Alexco Resource Corp. (NYSE American: AXU, TSX: AXR) (“Alexco” or the “Company”) is pleased to announce that it has entered into a definitive credit agreement with Sprott Private Resource Lending (Collector), L.P. (“Sprott”) to provide a US$15 million (“M”) credit facility (the “Credit Facility”) to be used for the development of the Keno Hill Silver projects (“Project”) located in Yukon, Canada.

Clynt Nauman, Alexco CEO and Chairman commented, “With the Credit Facility established, Alexco continues underground development of the Bermingham and Flame & Moth deposits as well as refurbishment of the district mill at Keno Hill, confident that funds are available to fulfill our goal of near-term production. The Credit Facility carries a total interest charge of approximately 8.5% on funds drawn down, has no minimum drawdown requirement and does not carry a stand-by charge. The Credit Facility is essentially a back-stop allowing the Company to manage project risk while minimizing dilution to our shareholders.”

Narinder Nagra, Managing Partner of Sprott, commented, “As one of the largest investors dedicated to the natural resource sector, Sprott is excited to partner with Alexco on the restart of the Project. Our partnership with the Alexco team is consistent with our strategy of providing innovative and flexible capital to maximize the value of exceptional projects.”

Key Terms of the Credit Facility

•	Term of 3 years, Maturity Date – February 23, 2021

•	US$15 million

•	Interest rate on funds drawn down: the greater of

o	7% plus US Dollar 3 month LIBOR and

o	8% per annum, payable monthly

•	Repayable in quarterly installments from October 31, 2019 through to the Maturity Date

•	Upon draw down of funds a 3% charge of the draw down is charged

•	1,000,000 share purchase warrants were issued to Sprott with a five-year term, an exercise price of Cdn$2.25 per share and a right by the Company to accelerate the expiry date to 30 days following the closing price of the shares exceeding Cdn$5.63 for more than 20 consecutive trading days

•	Repayable in whole or in part, without penalty, provided not less than twelve (12) months of interest has been paid on any outstanding amount

•	The Company has the option to extend the availability period of draw down from twelve (12) to eighteen (18) months by issuing to Sprott 171,480 Alexco common shares

About Alexco

Alexco owns 100% of the high-grade Keno Hill Silver District (“KHSD”) in Canada's Yukon. Alexco published an updated Preliminary Economic Assessment in March 2017 which anticipates the sequential development of four high grade silver deposits over an eight year mine life to produce more than a million tonnes with an average grade of 843 grams per tonne, 3.3% lead and 4.6% zinc. Silver production is anticipated to be approximately 3.5 million ounces per year. (Please see the news release dated March 29, 2017 entitled “Alexco and silver Wheaton Amend Silver Purchase Agreement and Alexco Announces Positive Preliminary Economic Assessment for Expanded Silver Production at Keno Hill.”)

Employing a unique business model, Alexco also provides mine-related environmental services, remediation technologies and reclamation and mine closure services to both government and industry clients.

Contact

Clynton R. Nauman, Chairman and Chief Executive Officer
Lisa May, Director of Investor Relations

Phone: (778) 945-6577
Email: lmay@alexcoresource.com

Please visit the Alexco website at www.alexcoresource.com

This news release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, including in the United States. The securities referenced herein have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any securities laws of any state of the United States and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the U.S. Securities Act) unless registered under the U.S. Securities Act and applicable state securities laws or pursuant to an exemption from such registration requirements.

Some statements (“forward-looking statements”) in this news release contain forward-looking information concerning Alexco’s anticipated results and developments in Alexco’s operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future, made as of the date of this news release. Forward-looking statements may include, but are not limited to, statements with respect to future remediation and reclamation activities, future mineral exploration, the estimation of mineral reserves and mineral resources, the realization of mineral reserve and mineral resource estimates, future mine construction and development activities, future mine operation and production, the timing of activities and reports, the amount of estimated revenues and expenses, the success of exploration activities, permitting time lines, requirements for additional capital and sources and uses of funds. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements. Such factors include, among others, risks related to actual results and timing of exploration and development activities; actual results and timing of mining activities; actual results and timing of environmental services activities; actual results and timing of remediation and reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of silver, gold, lead, zinc and other commodities; possible variations in mineable resources, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; First Nation rights and title; continued capitalization and commercial viability; global economic conditions; competition; and delays in obtaining governmental approvals or financing or in the completion of development activities. Forward-looking statements are based on certain assumptions that management believes are reasonable at the time they are made. In making the forward-looking statements included in this news release, Alexco has applied several material assumptions, including, but not limited to, the assumption that Alexco will be able to implement the restructuring without negative consequences, Alexco will be able to raise additional capital as necessary, that the proposed exploration and development will proceed as planned, and that market fundamentals will result in sustained silver, gold, lead and zinc demand and prices. There can be no assurance that forward-looking statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Alexco expressly disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as otherwise required by applicable securities legislation.